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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)




                          Axis Capital Holdings Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     2677606
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 28 pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners (BHCA), L.P.
       13-3371826
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Delaware
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power               7,878,880 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power               7,878,880 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                 7,878,880 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                        5.1%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 2 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners Global Investors, L.P.
       13-419054
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Delaware
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power                  37,817 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power                  37,817 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                    37,817 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                        .02%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 3 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners Global Investors A, L.P.
       26-0032493
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Delaware
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power                 125,999 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power                 125,999 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                   125,999 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                         .1%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 4 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners Global Investors (Cayman), L.P.
       13-4197057
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Cayman Islands
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power                 632,393 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power                 632,393 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                   632,393 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                         .4%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 5 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners Global Investors (Cayman) II, L.P.
       26-0005546
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Cayman Islands
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power                  70,582 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power                  70,582 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                    70,582 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                         .1%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 6 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners Global Investors (Cayman) III, L.P.
       13-4197063
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Cayman Islands
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power                 720,111 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power                 720,111 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                   720,111 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                         .5%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 7 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners Global Investors (Cayman IV), L.P.
       13-4197064
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Cayman Islands
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power                 534,318 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power                 534,318 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                   534,318 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                         .3%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 8 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Capital, L.P.

--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Delaware
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power               1,107,021 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power               1,107,021 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                 1,107,021 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                         .7%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 9 of 28 Pages

                                  SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Corsair II Offshore Capital Partners, L.P.
       980339267
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------
       SEC Use
  3.   Only
--------------------------------------------------------------------------------
       Citizenship or Place of
  4.   Organization                  Cayman Islands
--------------------------------------------------------------------------------
                            Sole Voting
                         5. Power               3,706,111 shares of Common Stock
                      ----------------------------------------------------------
  Number of Shares          Shared Voting
  Beneficially           6. Power
  Owned by Each       ----------------------------------------------------------
  Reporting Person          Sole Dispositive
  With:                  7. Power               3,706,111 shares of Common Stock
                      ----------------------------------------------------------
                            Shared Dispositive
                         8. Power
--------------------------------------------------------------------------------
       Aggregate Amount Beneficially Owned
  9.   by Each Reporting Person                 3,706,111 shares of Common Stock

       Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
  10.  (See Instructions)

       Percent of Class Represented by Amount in
  11.  Row (9)                                        2.4%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 10 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

ITEM 1.

              (a)    NAME OF ISSUER:

                     Axis Capital Holdings Limited

              (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     106 Pitts Bay Road
                     Pembroke, HM 08
                     Bermuda

ITEM 2.

              (a)    NAME OF PERSON FILING:

                     J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
                     J.P. Morgan Partners Global Investors, L.P.
                     ("JPMP Global")
                     J.P. Morgan Partners Global Investors A, L.P.
                     ("JPMP Global A")
                     J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman")
                     J.P. Morgan Partners Global Investors (Cayman) II, L.P. ("JPMP Cayman II")
                     J.P. Morgan Partners Global Investors (Cayman) III, L.P. ("JPMP Cayman III")
                     J.P. Morgan Partners Global Investors (Cayman) IV, L.P. ("JPMP Cayman IV")
                     J.P. Morgan Capital, L.P. ("Morgan Capital")
                     J.P. Morgan Corsair II Offshore Capital Partners, L.P. ("Corsair")

                     Supplemental information relating to the ownership and control of the person filing this statement is included in
                     Exhibit 2(a) attached hereto.

              (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE:

                     c/o J.P. Morgan Partners, LLC
                     1221 Avenue of the Americas
                     New York, New York  10020

                     See also  supplemental  information  relating to  principal business office is included in Exhibit 2(a) attached hereto.

              (c)    CITIZENSHIP:

                     Delaware

              (d)    TITLE OF CLASS OF SECURITIES (OF ISSUER):

                     Common Stock

              (5)    CUSIP NUMBER:

                     2677606

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                     Not applicable.

                              Page 11 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

ITEM 4.  OWNERSHIP

              (a)    AMOUNT BENEFICIALLY OWNED:

                     JPMP (BHCA):         7,878,880
                     JPMP Global:            37,817
                     JPMP Global A:         125,999
                     JPMP Cayman:           632,393
                     JPMP Cayman II:         70,582
                     JPMP Cayman III:       720,111
                     JPMP Cayman IV:        534,318
                     Morgan Capital:      1,107,021
                     Corsair:             3,706,111

              (b)    PERCENT OF CLASS:

                     JPMP (BHCA):              5.1% (as of December 31, 2003)
                     JPMP Global:              .02% (as of December 31, 2003)
                     JPMP Global A:             .1% (as of December 31, 2003)
                     JPMP Cayman:               .4% (as of December 31, 2003)
                     JPMP Cayman II             .1% (as of December 31, 2003)
                     JPMP Cayman III            .5% (as of December 31, 2003)
                     JPMP Cayman IV             .3% (as of December 31, 2003)
                     Morgan Capital:            .7% (as of December 31, 2003)
                     Corsair:                  2.4% (as of December 31, 2003)


              (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                         (i)      JPMP (BHCA):         7,878,880
                                  JPMP Global:            37,817
                                  JPMP Global A:         125,999
                                  JPMP Cayman:           632,393
                                  JPMP Cayman II:         70,582
                                  JPMP Cayman III:       720,111
                                  JPMP Cayman IV:        534,318
                                  Morgan Capital:      1,107,021
                                  Corsair:             3,706,111

                         (ii)     Not applicable

                         (iii)    JPMP (BHCA):         7,878,880
                                  JPMP Global:            37,817
                                  JPMP Global A:         125,999
                                  JPMP Cayman:           632,393
                                  JPMP Cayman II:         70,582
                                  JPMP Cayman III:       720,111
                                  JPMP Cayman IV:        534,318
                                  Morgan Capital:      1,107,021
                                  Corsair:             3,706,111

                         (iv)     Not applicable

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     Not applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                     Not applicable.

                              Page 12 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

                     Not applicable.

ITEM 10.      CERTIFICATION

                     Not applicable

                              Page 13 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2004

                                     J.P. MORGAN PARTNERS (BHCA), L.P.

                                     By:  JPMP Masterfund Manager, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President


                                     J.P. MORGAN PARTNERS GLOBAL
                                     INVESTORS, L.P.

                                     By:  JPMP Global Investors, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President


                                     J.P, MORGAN PARTNERS GLOBAL
                                     INVESTORS A, L.P.

                                     By:  JPMP Global Investors, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President

                              Page 14 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                     J.P. MORGAN PARTNERS GLOBAL
                                     INVESTORS (CAYMAN), L.P.

                                     By:  JPMP Global Investors, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President


                                     J.P. MORGAN PARTNERS GLOBAL
                                     INVESTORS (CAYMAN) II, L.P.

                                     By:  JPMP Global Investors, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President


                                     J.P. MORGAN PARTNERS GLOBAL
                                     INVESTORS (CAYMAN) III, L.P.

                                     By:  JPMP Global Investors, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President

                              Page 15 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                     J.P. MORGAN PARTNERS GLOBAL
                                     INVESTORS (CAYMAN) IV, L.P.

                                     By:  JPMP Global Investors, L.P.,
                                          its General Partner

                                     By:  JPMP Capital Corp.,
                                          its General Partner



                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President


                                     J.P. MORGAN CAPITAL, L.P.

                                     By:  JPMP Capital LLC,
                                          its General Partner


                                     By:  /s/ Jeffrey C. Walker
                                          -----------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President


                                     J.P. MORGAN CORSAIR II OFFSHORE
                                     CAPITAL PARTNERS, L.P.

                                     By:  Corsair II Offshore, L.L.C.
                                          its General Partner

                                     By:  Corsair II, L.P.,
                                          its Managing  Member

                                     By:  Corsair II, L.L.C.,
                                          its General Partner


                                     By:  /s/ Amy Knapp
                                          -----------------------------------
                                          Name:  Amy Knapp
                                          Title:  Chief Financial Officer

                              Page 16 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                  EXHIBIT 2(a)

ITEM 2.  IDENTITY AND BACKGROUND.

                  This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business.

                  This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) II, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman II"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) III, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman III"), whose principal place of business is located at the same address as JPMP (BHCA); and J.P. Morgan Partners Global Investors (Cayman) IV, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman IV" and collectively with JPMP Global, JPMP Global A, JPMP Cayman, JPMP Cayman II and JPMP Cayman III, the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA) ). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private quity and leveraged buyout business as general partner of each of the Global Fund Entities.

                  The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in SCHEDULE A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp.

                  This statement is also being filed by J.P. Morgan Capital, L.P., a Delaware limited partnership ("Morgan Capital"), whose principal place of business is located at the same address as JPMP (BHCA) and J.P. Morgan Corsair II Offshore Capital Partners, L.P., a limited partnership organized under the laws of the Cayman Islands ("Corsair"), whose principal place of business is located at 277 Park Avenue New York, New York 10172. Each of Morgan Capital and Corsair is engaged in the private equity and leveraged buyout business. The general partner of Corsair is Corsair II Offshore, L.L.C., a Delaware limited liability company ("Corsair LLC"), whose principal place of business is located at the same address as Corsair. Corsair LLC is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. The Managing Member of Corsair LLC is Corsair II, L.P., a Delaware limited partnership ("Corsair LP"), whose principal place of business is located at the same address as Corsair. Corsair LP is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. The general partner of Corsair LP is Corsair II, L.L.C., a Delaware limited liability company ("Corsair II"), whose principal place of business is located at the same address as Corsair. Corsair II is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. Set forth in SCHEDULE B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of Corsair II. The Managing Member of Corsair II is J.P. Morgan Investment Partners, L.P., a Delaware limited partnership ("JPM Investment"), whose principal place of business is located at the same address as JPMP (BHCA). JPM Investment is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business.

                   The general partner of Morgan Capital and JPM Investment is JPMP Capital, L.L.C. (formerly known as

                              Page 17 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

J.P. Morgan Capital Corporation), a Delaware limited liability company ("JPMP Capital"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Capital is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in SCHEDULE C hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital.

                    Each of JPMP Capital Corp. and JPMP Capital is a wholly owned subsidiary of J.P. Morgan Chase & Co., a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in SCHEDULE D hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.

                              Page 18 of 28 Pages

                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 11th day of February, 2004.

                                             J.P. MORGAN PARTNERS (BHCA), L.P.

                                             By:  JPMP Masterfund Manager, L.P.,
                                                  its General Partner

                                             By:  JPMP Capital Corp.,
                                                  its General Partner

                                             By: /S / JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS, L.P.

                                             By:  JPMP Global Investors, L.P.,
                                                 its General Partner

                                             By:  JPMP Capital Corp.,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                   -----------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President

                               Page 19 of 28 Pages

                                             J.P, MORGAN PARTNERS GLOBAL
                                             INVESTORS A, L.P.

                                             By: JPMP Global Investors, L.P.,
                                                 its General Partner

                                             By: JPMP Capital Corp.,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (CAYMAN), L.P.

                                             By: JPMP Global Investors, L.P.,
                                                 its General Partner

                                             By: JPMP Capital Corp.,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (CAYMAN) II, L.P.

                                             By: JPMP Global Investors, L.P.,
                                                 its General Partner

                                             By: JPMP Capital Corp.,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President


                              Page 20 of 28 Pages

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (CAYMAN) III, L.P.

                                             By: JPMP Global Investors, L.P.,
                                                 its General Partner

                                             By:  JPMP Capital Corp.,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (CAYMAN) IV, L.P.

                                             By: JPMP Global Investors, L.P.,
                                                 its General Partner

                                             By: JPMP Capital Corp.,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President

                                             J.P. MORGAN CAPITAL, L.P.

                                             By: JPMP Capital LLC,
                                                 its General Partner

                                             By: /S/ JEFFREY C. WALKER
                                                 -------------------------------
                                                 Name:  Jeffrey C. Walker
                                                 Title: President


                               Page 21 of 28 Pages

                                             J.P. MORGAN CORSAIR II OFFSHORE
                                             CAPITAL PARTNERS, L.P.

                                             By: Corsair II Offshore, L.L.C.
                                                 its General Partner

                                             By: Corsair II, L.P.,
                                                 its Managing  Member

                                             By: Corsair II, L.L.C.,
                                                 its General Partner

                                             By:
                                                 -------------------------------
                                                 Name:  Amy Knapp
                                                 Title: Chief Financial Officer


                               Page 22 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606


                                                                      SCHEDULE A

                               JPMP CAPITAL CORP.

                              EXECUTIVE OFFICERS(1)

President                                              Jeffrey C. Walker*
Chief Investment Officer                               Arnold L. Chavkin*
Managing Director                                      Dr. Dana Beth Ardi*
Managing Director                                      Christopher C. Behrens*
Managing Director                                      Julie Casella-Esposito*
Managing Director                                      Rodney A. Ferguson*
Managing Director                                      Cornell P. French*
Managing Director                                      Michael R. Hannon*
Managing Director                                      Alfredo Irigoin*
Managing Director                                      Andrew Kahn*
Managing Director                                      Jonathan R. Lynch*
Managing Director                                      Stephen P. Murray*
Managing Director                                      Timothy Purcell*
Managing Director                                      Faith Rosenfeld*
Managing Director                                      Shahan D. Soghikian*
Managing Director                                      Timothy J. Walsh*
Managing Director                                      Richard D. Waters, Jr. *
Managing Director                                      Damion E. Wicker, M.D.*




                                  DIRECTORS(1)

                              William B. Harrison**
                               Jeffrey C. Walker*



-------------------------
(1)  Each of whom is a United States citizen except for Mr. Irigoin.

 * Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                              Page 23 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                                                      SCHEDULE B

                               CORSAIR II, L.L.C.

                             EXECUTIVE OFFICERS(1)

Chairman                                                Nicholas Paumgarten*
President                                               D.T. Ignacio Jayanti*
Vice President                                          T. Kimball Brooker, Jr.*
Chief Financial Officer                                 Amy Knapp*

                                  DIRECTORS(1)

                              Nicholas Paumgarten*
                               Jeffrey C. Walker**
                                 Richard Herbst*




-------------------------
(1)  Each of whom is a United States citizen, except D.T. Ignacio Jayanti.

 * Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o Corsair II, L.L.C. Co., 277 Park Avenue, New York, New York 10172.

** Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

                              Page 24 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                                                      SCHEDULE C

                              JPMP CAPITAL, L.L.C.

                             EXECUTIVE OFFICERS(1)

President                                              Jeffrey C. Walker*
Chief Investment Officer                               Arnold L. Chavkin*
Managing Director                                      Dr. Dana Beth Ardi*
Managing Director                                      Christopher C. Behrens*
Managing Director                                      Julie Casella-Esposito*
Managing Director                                      Rodney A. Ferguson*
Managing Director                                      Cornell P. French*
Managing Director                                      Michael R. Hannon*
Managing Director                                      Alfredo Irigoin*
Managing Director                                      Andrew Kahn*
Managing Director                                      Jonathan R. Lynch*
Managing Director                                      Stephen P. Murray*
Managing Director                                      Timothy Purcell*
Managing Director                                      Faith Rosenfeld*
Managing Director                                      Shahan D. Soghikian*
Managing Director                                      Timothy J. Walsh*
Managing Director                                      Richard D. Waters, Jr. *
Managing Director                                      Damion E. Wicker, M.D.*




                                  DIRECTORS(1)

                              William B. Harrison**
                               Jeffrey C. Walker*


-------------------------
(1)  Each of whom is a United States citizen except for Mr. Irigoin.

 * Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                              Page 25 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                                                      SCHEDULE D

                             J.P. MORGAN CHASE & CO.

                               EXECUTIVE OFFICERS(1)

  Chairman of the Board and Chief Executive Officer                          William B. Harrison Jr.*
  Vice Chairman                                                              David A. Coulter*
  Vice Chairman                                                              Thomas B. Ketchum*
  Vice Chairman                                                              Donald H. Layton*
  Vice Chairman                                                              Jeffrey C. Walker**
  Vice Chairman; Head of Finance, Risk Management and Administration         Marc J. Shapiro*
  Executive Officer                                                          Donald H. McCree III*
  Executive Vice President; Chief Financial Officer                          Dina Dublon*
  Executive Vice President; Head of Market Risk Management                   Lesley Daniels Webster*
  General Counsel                                                            William H. McDavid*
  Director of Human Resources                                                John J. Farrell*
  Director of Corporate Marketing and Communications                         Frederick W. Hill*
  Controller                                                                 Joseph L. Scalfani*


-------------------------
(1)  Each of whom is a United States citizen.

                              Page 26 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                  DIRECTORS(1)

                                   PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME                              BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------
 Hans W. Becherer                  Retired Chairman of the Board and
                                   Chief Executive Officer
                                   Deere & Company
                                   One John Deere Place
                                   Moline, IL 61265
--------------------------------------------------------------------------------
 Riley P. Bechtel                  Chairman and Chief Executive Officer
                                   Bechtel Group, Inc.
                                   P.O. Box 193965
                                   San Francisco, CA 94119-3965
--------------------------------------------------------------------------------
 Frank A. Bennack, Jr.             President and Chief Executive Officer
                                   The Hearst Corporation
                                   959 Eighth Avenue
                                   New York, New York  10019
--------------------------------------------------------------------------------
 John H. Biggs                     Former Chairman and Chief Executive Officer
                                   TIAA-CREF
                                   730 Third Avenue
                                   New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy               Chairman of the Board
                                   Honeywell International
                                   P.O. Box 3000
                                   Morristown, NJ 07962-2245
--------------------------------------------------------------------------------
 M. Anthony  Burns                 Chairman  of  the Board
                                   Ryder  System,  Inc.
                                   3600 N.W. 82nd Avenue
                                   Miami,  Florida 33166
--------------------------------------------------------------------------------
Ellen V. Futter                    President and Trustee
                                   American Museum of Natural History
                                   Central Park West at 79th Street
                                   New York, NY 10024
--------------------------------------------------------------------------------
 William H. Gray, III              President and Chief Executive Officer
                                   The College Fund/UNCF
                                   9860 Willow Oaks Corporate Drive
                                   P.O. Box 10444
                                   Fairfax, Virginia  22031
--------------------------------------------------------------------------------
 William B. Harrison, Jr.          Chairman of the Board and
                                   Chief Executive Officer
                                   J.P. Morgan Chase & Co.
                                   270 Park Avenue, 8th Floor
                                   New York, New York  10017-2070
--------------------------------------------------------------------------------
 Helene L. Kaplan                  Of Counsel
                                   Skadden, Arps, Slate, Meagher & Flom LLP
                                   Four Times Square
                                   New York, New York  10036
--------------------------------------------------------------------------------
 Lee R. Raymond                    Chairman of the Board and
                                   Chief Executive Officer
                                   Exxon Mobil Corporation
                                   5959 Las Colinas Boulevard
                                   Irving, TX 75039-2298
--------------------------------------------------------------------------------


-------------------------
(1)  Each of whom is a United States citizen.

                              Page 27 of 28 Pages

                                 SCHEDULE 13G

ISSUER: Axis Capital Holdings Limited                         CUSIP NO.: 2677606

                                   PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME                              BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------
 John R. Stafford                  Chairman of the Board
                                   American Home Products Corporation
                                   5 Giralda Farms
                                   Madison, New Jersey 07940
--------------------------------------------------------------------------------

                              Page 28 of 28 Pages